EXHIBIT 22

                          Subsidiaries of the Registrant

PARENT

First Financial Holdings, Inc.

                                  Percentage     Jurisdiction or State
Subsidiaries (a)                of Ownership of      Incorporation

First Federal Savings and Loan      100%             United States
  Association of Charleston

Peoples Federal Savings and         100%             United States
    and Loan Association

First Southeast Investor            100%             South Carolina
    Services, Inc.

Charleston Financial Services (b)   100%             South Carolina

The Carolopolis Corporation (b)     100%             South Carolina

Broad Street Holdings, Inc. (b)     100%             North Carolina

Broad Street Investments, Inc. (c)  100%             North Carolina

First Southeast Fiduciary and       100%             South Carolina
    Trust Services, Inc. (b)

First Reinsurance Holdings,         100%             South Carolina
    Inc. (b)

First Southeast Reinsurance,        100%             Vermont
    Inc. (d)

First Southeast Insurance           100%             South Carolina
  Services, Inc. (e)

Coastal Carolina Corporation (e)    100%             South Carolina


(a) The operations of the Company's wholly-owned subsidiaries are included in the Company's consolidated financial statements.

(b) Second-tier subsidiaries of the Registrant. Wholly-owned by First Federal.

(c) Third-tier subsidiary of the Registrant. Wholly-owned by Broad Street Holdings, Inc.

(d) Third-tier subsidiary of the Registrant. Wholly-owned by First Reinsurance Holdings, Inc.

(e) Second-tier subsidiaries of the Registrant. Wholly-owned by Peoples Federal.